EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 11, 2011	Nasdaq-EVOL

Evolving Systems Reports 2011 Second Quarter and First Half Financial Results

Q2 diluted EPS from continuing operations of $0.08, up from $0.01

First half cash generated from operations up 28% to $7.0 million

Working capital up 113% from year-end to $25.2 million

Company declares third quarter dividend of $0.05

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported results for its second quarter ended June 30, 2011.  It was the first quarterly reporting period in which the financial statements fully reflect the recent asset sale of the Company’s Numbering business.

“On July 1, 2011, we closed the sale of our Numbering business to Neustar for $39.0 million in cash, which raised our total cash and cash equivalents balance to approximately $50.0 million, or $4.46 in cash per share,” said Thad Dupper, Chairman and CEO.  “We believe the sale of our Numbering business and the accompanying restructuring were the correct next steps for Evolving Systems to create shareholder value by allowing the Company to focus exclusively on exceptional growth opportunities in our Activation portfolio — specifically, our Dynamic SIM Allocation™ (DSA) and Intelligent M2M Controller™ solutions.

“We have seen mixed results with Activation bookings in the first half of 2011,” Dupper added.  “First quarter license and services orders increased 38% but were followed by a decline in that category in the second quarter. We attribute such fluctuations to order timing issues and longer sales cycles, as well as general economic conditions, and we remain confident in our long-term prospects for ramping up order growth.  Our production DSA customers are pleased with the efficiencies and cost savings they are experiencing. Our solution is best in class, the benefits to carriers are compelling, and our funnel of prospective customers is growing. We are optimistic our Activation business will be a high growth, profitable business over time and are excited to be focused in this area.”

Second Quarter Results

Revenue in the second quarter declined to $4.4 million from $6.0 million in the same quarter last year due to lower bookings of Activation solutions related to longer sales cycles and the economic slowdown. License fees and services revenue declined to $2.1 million from $4.1 million and was partially offset by an increase in customer support revenue to $2.4 million from $1.9 million for the comparative second quarters.

Total costs of revenue and operating expenses declined by 3% in the second quarter to $5.6 million from $5.8 million in the second quarter a year ago.  The decline was due primarily to lower totals in most expense categories, partially offset by a $0.6 million restructuring charge from headcount reductions.  The year over year declines in operating expenses included general and administrative expense of $0.9 million, down from $1.2 million due to lower professional fees, incentive compensation and equity compensation; sales and marketing expense of $1.5 million, down from $1.6 million due to lower sales commissions; and product development expense of $0.6 million, down from $0.7 million.

The Company recognized an income tax benefit of approximately $15.4 million in the second quarter related to release of the valuation allowance on its deferred tax asset, which consists primarily of federal net operating losses.  Of the $15.4 million tax benefit, $1.9 million was allocated to continuing operations, resulting in income from continuing operations of $0.9 million, or $0.08 per basic and diluted share, versus $0.1 million, or $0.01 per basic and diluted share, in the second quarter last year.  The remaining $13.5 million tax benefit was allocated to discontinued operations, resulting in net income for the second quarter of $15.3 million, or $1.41 per basic and $1.37 per diluted share, versus net income of $1.4 million, or $0.14 per basic and $0.13 per diluted share, in the second quarter a year ago.

Non-GAAP net income from continuing operations in the second quarter was $1.4 million versus $0.4 million, or $0.13 per diluted share, versus $0.04 per diluted share a year ago.  Non-GAAP adjusted EBITDA loss from continuing operations was $0.2 million versus an adjusted EBITDA gain of $0.7 million in the same quarter last year.

Quarterly Dividend

The Company declared a third quarter dividend of $0.05 per share to stockholders of record on September 9, 2011, payable October 14, 2011.

Six-Month Results

Revenue for the six months ended June 30, 2011, was $9.9 million, down from $12.1 million in the same period last year — the decline again attributed to lower bookings due to longer sales cycles and the global economic downturn.  License fees and services revenue through six months was $5.3 million versus $8.3 million a year ago, a decline that was partially offset by an increase in customer support revenue to $4.6 million from $3.9 million a year ago.  The increased customer support revenue was attributed to the higher revenue from both DSA and Tertio™ Service Activation.

Total costs of revenue and operating expenses in the six-month period declined by 4% to $11.4 million from $11.9 million a year ago due primarily to lower variable costs related to the revenue decline and declines in professional fees, incentive compensation and equity compensation, partially offset by the $0.6 million restructuring charge.

Income from continuing operations through six months was $0.7 million, or $0.07 per basic and $0.06 per diluted share, versus income from continuing operations of less than $0.1 million, or less than $0.01 per basic and diluted share, in the first half of 2010.  As a result of the $15.4 million tax benefit, net income for the first six months of 2011 was $16.2 million, or $1.51 per basic and $1.45 per diluted share, versus net income of $2.6 million, or $0.26 per basic and $0.24 per diluted share, in the first half of 2010.

Non-GAAP net income from continuing operations for the six-month period was $1.6 million versus $0.7 million, or $0.14 per diluted share versus $0.07 per diluted share, a year ago.  Non-GAAP adjusted EBITDA loss through six months was $0.1 million versus an adjusted EBITDA gain of $1.2 million in the same period last year.

Bookings and Backlog

The Company booked $3.6 million in new orders in second quarter, down from $5.6 million in the second quarter last year.  License fees and services orders totaled $1.7 million, down from $4.0 million last year, while customer support orders increased to $1.9 million from $1.6 million.  For the six-month period total bookings declined by 9% to $8.8 million from $9.6 million.  License and services orders declined to $4.8 million from $6.2 million, while customer support orders increased to $4.0 million from $3.4 million. The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at June 30, 2011, was $7.0 million, down from $8.2 million a year ago.  The backlog included $2.5 million in license fees and services and $4.5 million in customer support.

Balance Sheet Highlights

Cash and cash equivalents at June 30, 2011, were $16.3 million, up 51% from $10.8 million at December 31, 2010, year-end.  Working capital improved by 113% over year-end to $25.2 million from $11.8 million.  The Company generated $7.0 million in cash from operations in the first half, up from $5.4 million in the same period last year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time. The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 88786991.  A telephone replay will be available through August 18, 2011, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406, passcode 88786991.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through August 18, 2011.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
License fees and services	$2,053	$4,070	$5,258	$8,265
Customer support	2,392	1,918	4,641	3,877
Total revenue	4,445	5,988	9,899	12,142
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,193	1,454	2,427	3,137
Costs of customer support, excluding depreciation and amortization	733	594	1,419	1,268
Sales and marketing	1,458	1,618	3,309	3,328
General and administrative	858	1,212	1,960	2,441
Product development	555	660	1,234	1,209
Depreciation	67	81	133	158
Amortization	181	166	359	340
Restructuring	569	—	569	—
Total costs of revenue and operating expenses	5,614	5,785	11,410	11,881
Income (loss) from operations	(1,169)	203	(1,511)	261
Other income (expense):
Interest income	6	1	14	4
Interest expense	(1)	(22)	(13)	(61)
Foreign currency exchange gain (loss)	7	(107)	117	(149)
Other income (expense), net	12	(128)	118	(206)
Income (loss) from continuing operations before income taxes	(1,157)	75	(1,393)	55
Income tax expense (benefit)	(2,008)	8	(2,100)	6
Income from continuing operations	851	67	707	49
Income from discontinued operations, net of tax	14,461	1,375	15,538	2,565
Net income	$15,312	$1,442	$16,245	$2,614
Basic income per common share — continuing operations	$0.08	$0.01	$0.07	$0.00
Diluted income per common share — continuing operations	$0.08	$0.01	$0.06	$0.00
Basic income per common share — discontinued operations	$1.33	$0.14	$1.44	$0.26
Diluted income per common share — discontinued operations	$1.29	$0.13	$1.39	$0.24
Basic income per common share — net income	$1.41	$0.14	$1.51	$0.26
Diluted income per common share — net income	$1.37	$0.13	$1.45	$0.24
Weighted average basic shares outstanding	10,833	10,050	10,793	10,022
Weighted average diluted shares outstanding	11,201	10,753	11,212	10,673

Consolidated Balance Sheets

(In thousands) (Unaudited)

	June 30,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$16,269	$10,801
Contract receivables, net	2,979	5,502
Unbilled work-in-progress	1,452	1,519
Deferred income taxes	13,716	—
Prepaid and other current assets	1,105	1,251
Current assets of discontinued operations	1,738	7,374
Total current assets	37,259	26,447
Property and equipment, net	530	625
Amortizable intangible assets, net	807	1,123
Goodwill	16,359	15,797
Long-term restricted cash	53	50
Long-term deferred income taxes	2,372	—
Other long-term assets	1	2
Long-term assets of discontinued operations	6,649	6,407
Total assets	$64,030	$50,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$22	$13
Accounts payable and accrued liabilities	4,283	3,586
Dividends payable	548	532
Deferred income taxes	23	21
Unearned revenue	1,518	2,863
Current liabilities of discontinued operations	5,708	7,620
Total current liabilities	12,102	14,635
Long-term liabilities:
Capital lease obligations, net	—	4
Deferred income taxes	—	51
Long-term liabilities of discontinued operations	—	4
Total liabilities	12,102	14,694
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	88,560	87,435
Treasury stock	(849)	—
Accumulated other comprehensive loss	(2,968)	(3,704)
Accumulated deficit	(32,826)	(47,985)
Total stockholders’ equity	51,928	35,757
Total liabilities and stockholders’ equity	$64,030	$50,451

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Non-GAAP net income from continuing operations:
GAAP net income from continuing operations	$851	$67	$707	$49
Amortization of intangible assets	181	166	359	340
Stock-based compensation expense	146	238	322	479
Restructuring	569	—	569	—
Income tax adjustment for non-GAAP*	(304)	(67)	(372)	(135)
Non-GAAP net income from continuing operations	$1,443	$404	$1,585	$733
Diluted EPS from continuing operations
GAAP	$0.08	$0.01	$0.06	$0.00
Non-GAAP	$0.13	$0.04	$0.14	$0.07
Shares used to compute diluted EPS	11,201	10,753	11,212	10,673

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Adjusted EBITDA from continuing operations:
Income from continuing operations	$851	$67	$707	$49
Depreciation	67	81	133	158
Amortization	181	166	359	340
Stock-based compensation expense	146	238	322	479
Restructuring	569	—	569	—
Interest expense and other (benefit), net	(12)	128	(118)	206
Income tax expense (benefit)	(2,008)	8	(2,100)	6
Adjusted EBITDA from continuing operations	$(206)	$688	$(128)	$1,238